EXHIBIT 10.5

ADDENDUM TO THE AGREEMENT

THIS ADDENDUM TO THE “AGREEMENT Dated June 4, 2003”, is entered into as of September 25, 2003 by and between TTR HP, Inc., a Nevada corporation (“Borrower”), and David Richards (“Lender”), collectively referred hereto as “parties”.

  The Borrower and Lender have previously agreed that Lender will make available a Loan of up to $500,000 to Borrower, to be used to fund Borrower’s Aeroturbine manufacturing and distribution operations.  It is now the intent of this Addendum to modify the Agreement as follows:

Loan Amount.  The parties hereby agree that the Lender will loan an additional, Two Hundred Twenty Five Thousand Dollars ($225,000) to the Borrower.  Bringing the total amount loaned by the Lender under the Agreement to, Seven Hundred Twenty Five Thousand Dollars ($725,000).  Lender shall deliver the $225,000 to the Borrower contemporaneously with the execution of this Addendum.

Term and Termination.  The Lender shall make the entire Loan of $725,000 available for a term of 12 months beginning on June 5, 2003 and ending on June 5, 2004, (“Term”) unless otherwise extended in writing by both parties.  The Borrower may terminate this agreement at any time, without penalty, by paying the Loan in full and submitting a written notification to the Lender notifying of the termination.  Notwithstanding the termination, the Convertibility Option shall remain open until the June 5, 2004 deadline.  At the end of the 12 month Term, the Lender at his discretion may convert the Loan as per the Convertible Option outline contained in the Agreement; or call the note due and payable, at which time the Borrower will have thirty (30) days to pay the loan in full, or as otherwise directed by the Lender in writing.

Payments.  The Borrower shall make payments to the Lender during the Term of the Loan representing interest only payments.  Notwithstanding, the Borrower may make principal and interest payments at his discretion.  Payments shall begin August 1, 2003.  Payments are due on the 20th day of each month for the interest accrued during the proceeding month.  The borrower shall also deliver to the Lender an additional 20,000 shares of TTR HP Common stock at the end of the 12-month Term as added interest, bringing the total interest related shares to 40,000.

This Addendum shall only supersede those sections specifically listed in the Addendum, all other provisions and covenants contained in the Agreement shall remain intact.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

Borrower:

TTR HP, Inc.,

a Nevada corporation

Dated: September 25, 2003

By: /s/ Bryan Hunsaker

Bryan Hunsaker,

Its: CEO

Lender:

Dated: September 23, 2003

By: /s/ David Richards

David Richards